UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE l4A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240. l4a-l2

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant As Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following letter was made available to Texas Pacific Land Corporation stockholders on November 8, 2022:

2022 Annual Meeting of Stockholders – November 16, 2022

Dear Texas Pacific Land Corporation Stockholder,

Thank you for your investment in Texas Pacific Land Corporation.

You should have recently received proxy materials for the 2022 Annual Meeting of Stockholders to be held on November 16, 2022. As the voting deadline for the annual meeting approaches, we wanted to kindly remind you to please vote your shares, if you have not done so already.

Importantly, you are being asked this year to approve, among other things, one very important proposal to enhance Texas Pacific. Unlike most other proposals, Proposal 4 requires the approval of the majority of outstanding shares. This makes your vote on these proposals especially important.

Unlike almost every public company in the S&P 500 or S&P Midcap 400, Texas Pacific does not have any authorized but unissued shares of Common Stock. The only shares of Common Stock that are available to the Company for future issuances are its limited treasury shares, which represent less than 1% of authorized shares.

Proposal 4 is intended to increase the number of authorized shares to support our ability to use shares of Common Stock for a number corporate purposes, including, among other things, attracting talent and incentivizing employees, as well as for disciplined, accretive, value-enhancing transactions. If Proposal 4 is approved, we also intend to effect a 3-for-1 stock split of the Company’s Common Stock, which is expected to enhance trading liquidity and attract a broader investor base, which will benefit all Texas Pacific stockholders.

Notably, all three proxy advisory firms – ISS, Glass Lewis and Egan Jones – have recommended that stockholders vote FOR Proposal 4. The proxy advisory firms are neutral, independent experts who make vote recommendations for stockholder meetings.

In its report dated November 4, 2022, ISS noted the following:1

•	“A vote FOR this proposal is warranted as the requested increase in authorized shares, on a post-split basis, is not considered excessive.”
•	“The underlying rationale for the increased authorization, to effectuate a forward split and given the very limited current shares available for issuance pre-increase, appear reasonable.”

In its report dated November 1, 2022, Glass Lewis stated:2

•	“The Company currently does not currently have sufficient shares available for issuance to meet its existing obligations. We are concerned that the Company is unable to meet its current and potential obligations and believe it is important that the Company obtain additional common shares available for issuance in the future.”
•	“With a current price of approximately $2,050.05 per share and a 52-week high of $2137.34 per share, we believe the stock price is at a level where the Company will benefit from a reduced per-share price following a stock dividend.”
o	“[W]e ultimately believe the proposed increase in authorized shares is reasonable.”

You may have received communications opposing Proposal 4, and we want to set the record straight.

1 Permission to use quotations neither sought nor obtained.

2 Permission to use quotations neither sought nor obtained.

Specifically, authorizing additional shares:

•	Does NOT dilute your ownership
•	Does NOT impact the financial profile of the Company
•	Does NOT change our long-held commitment to returning substantial amounts of capital to stockholders through buybacks and dividends
•	Does NOT permit the use of shares in any transaction without Board approval, and in certain cases, stockholder approval

We have a long track record of good capital stewardship, delivering total stockholder returns in excess of 520% over the last five years, and greatly outperforming other public companies focused on mineral royalties and the S&P 500.

Authorizing additional shares is consistent with our existing value creation strategy and provides the Board and management team with the flexibility to use shares when doing so is likely to generate more stockholder value. We have a track record of making thoughtful, disciplined investments, including our $125 million investment into Water Services and Operations, which has returned more than $300 million of cash flow to-date, with more to come. You can be certain that we will continue that track record and be thoughtful, disciplined and measured in any future use of shares.

Given the critical importance of Proposal 4 to supporting the execution of the Company’s strategy, we’ve attached a short infographic explaining the proposal to this letter.

PLEASE VOTE YOUR SHARES TODAY.

Stockholders of record on September 22, 2022 are entitled to vote at the Annual Meeting, by internet, by phone, or by mail.

If your shares are held in street name, your bank, broker, or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via internet, telephone, or by mail.

You can also send us the proxy form by mail or vote online at www.ProxyVote.com by entering your control number, which is located on the proxy voting form previously provided to you.

Internet and telephone voting facilities will close at 11:59 p.m. (Central Time) on November 15, 2022 for voting. Mailed proxy cards should be returned in the envelope provided to you with your proxy card and must be received by November 15, 2022.

You can attend the Annual Meeting of Stockholders in person at the Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, Texas 75207.

If you have any questions or if you need assistance voting, or if you have lost or did not receive the proxy materials, please contact 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You may also contact proxy solicitor Mackenzie Partners to assist with submitting your vote telephonically at 1-800-322-2885.

Please refer to the proxy statement for the 2022 Annual Meeting of Stockholders for more detailed information on how to vote, on each proposal described above, and the other matters to be considered at the Annual Meeting. The proxy statement can be accessed at www.texaspacific.com/investors/sec-filings. Thank you for voting and for your continued support of Texas Pacific Land Corporation.

Sincerely,

John R. Norris III, Co-Chairman of the Board

David E. Barry, Co-Chairman of the Board

Tyler Glover, President and Chief Executive Officer